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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]



                                          October 8, 2001



TRICOM, S.A.
Avenida Lope de Vega No. 95
Santo Domingo, Dominican Republic


Ladies and Gentlemen:

      Reference is made to the prospectus (the "Prospectus"), which constitutes part of the registration statement on Form F-3 ("Registration Statement"), to be filed by TRICOM, S.A. with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, for the registration of American Depository Shares ("TRICOM ADSs") representing shares of Class A common stock of TRICOM, S.A.

      We are of the opinion that the statements set forth under the captions "Tax Considerations of the Rights Offering - United States Federal Income Tax Considerations" and "Tax Considerations of Owning Shares - United States Federal Income Tax Considerations" in the Prospectus constitute an accurate description, in general terms, of certain material United States federal income tax considerations that may be relevant to the prospective purchasers of the TRICOM ADSs.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the captions "Tax Considerations of the Rights Offering - United States Federal Income Tax Considerations" and "Tax Considerations of Owning Shares - United States Federal Income Tax Considerations."

                                          Very truly yours,



                                          /s/ PIPER MARBURY RUDNICK & WOLFE LLP
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                                          Piper Marbury Rudnick & Wolfe LLP